Exhibit 4.3

SUSQUEHANNA CAPITAL I

Certificate of Trust of Susquehanna Capital I

November 2, 2007

THIS CERTIFICATE OF TRUST of Susquehanna Capital I (the “Trust”), dated as of November 2, 2007, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Susquehanna Capital I.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a) of the Act as of the date first-above written.

THE BANK OF NEW YORK (DELAWARE) as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

/s/ Drew Hostetter
Drew Hostetter, as Administrative Trustee

/s/ Michael Squierdo
Michael Squierdo, as Administrative Trustee